FOR IMMEDIATE RELEASE	Contact: Carrie O'Connor
April 27, 2017	Senior Director of Communications
317.465.0469
coconnor@fhlbi.com

Federal Home Loan Bank of Indianapolis Declares Dividends, Reports Earnings
Advances to Depository Members Up 10%

Indianapolis, IN…Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBI" or "Bank") declared dividends on Class B-1 and Class B-2 capital stock at annualized rates of 4.25% and 3.40%, respectively. The dividends will be paid in cash on April 28, 2017.

Financial Results Summary

FHLBI derives its net income primarily through interest income earned on advances to and mortgage loans purchased from its Michigan and Indiana member financial institutions, as well as on long- and short-term investments. The Bank's net interest income is primarily determined by the spread between the interest earned on assets and the interest cost of consolidated obligations.

FHLBI's net income for the first quarter of 2017 was $32 million, an increase of $5 million compared to the same quarter in the prior year, primarily due to higher net interest income, partially offset by net losses on derivatives and hedging activities. Net interest income after provision for credit losses was $59 million, an increase of $10 million compared to the same quarter in the prior year as a result of asset growth and higher spreads.

For the three months ended March 31, 2017, the Bank allocated $4 million to its Affordable Housing Program ("AHP"), which provides grant funding for housing to low- and moderate-income families in Michigan and Indiana. Full year 2017 AHP allocations will be available for FHLBI members in 2018 to help address their communities' affordable housing needs, including construction, rehabilitation, accessibility improvements and homebuyer down-payment assistance. The Bank's annual AHP contribution is a fixed amount based on 10% of earnings before interest expense on mandatorily redeemable capital stock ("MRCS").

Balance Sheet Highlights

Total assets at March 31, 2017 were $56.7 billion, an increase of $2.8 billion, or 5%, from December 31, 2016.

Advances

Advances are secured loans that FHLBI provides to its member institutions. Advances outstanding at March 31, 2017 totaled $29.7 billion, a net increase of $1.6 billion, or 6%, from December 31, 2016. Advances to depository members - comprising commercial banks, savings institutions and credit unions - increased by 10%. Advances to insurance company members increased by 2%, despite a decline in advances to captive insurance companies as a result of the Federal Housing Finance Agency's Final Membership Rule. Advances to insurance companies accounted for 51% of the Bank's advance portfolio at March 31, 2017, while advances to depository institutions accounted for 49%.

Mortgage Loans Held for Portfolio

FHLBI purchases mortgage loans from its members to support its housing mission, provide an additional source of liquidity to its members, and diversify its investments. FHLBI's mortgage loan purchases totaled $454 million for the three months ended March 31, 2017. Mortgage loans held for portfolio at March 31, 2017 totaled $9.6 billion, a net increase of $131 million, or 1%, from December 31, 2016.

Consolidated Obligations

The primary source of funds for FHLBI, and for the other Federal Home Loan Banks ("FHLBanks"), is the sale of FHLBanks' consolidated obligations in the capital markets, issued through the FHLBanks' Office of Finance.

FHLBI's consolidated obligations outstanding at March 31, 2017 totaled $52.9 billion, a net increase of $2.6 billion, or 5%, from December 31, 2016. The increase in consolidated obligations supported the Bank's growth in assets. The primary liability for these consolidated obligations rests with FHLBI; additionally, it is jointly and severally liable with each of the other FHLBanks for the payment of the principal and interest on all of the FHLBanks' consolidated obligations outstanding.

Capital

FHLBI is a cooperative whose member financial institutions and former members (or their legal successors) own all of its capital stock as a condition of membership or to support outstanding borrowings. For the three months ended March 31, 2017, total capital increased by $101 million, primarily as a result of members' purchases of additional capital stock, other comprehensive income and the growth of retained earnings.

Total regulatory capital consists of capital stock, MRCS and retained earnings. The Bank's regulatory capital-to-assets ratio at March 31, 2017 was 4.6%, which exceeds all applicable regulatory capital requirements.

All amounts referenced above and in the following table are unaudited. More detailed information about FHLBI's financial results for the three months ended March 31, 2017 will be included in the Bank's Quarterly Report on Form 10-Q, which we intend to file by mid-May.

Federal Home Loan Bank of Indianapolis
Financial Highlights (unaudited)
($ amounts in millions, as rounded)

	Three Months Ended March 31,
Condensed Statements of Income	2017	2016
Net interest income after provision for credit losses	$59	$49
Other income (loss)	(3)	(1)
Other expenses	20	18
Assessments	4	3
Net income	$32	$27

Condensed Statements of Condition	March 31, 2017	December 31, 2016
Advances	$29,671	$28,096
Mortgage loans held for portfolio, net	9,633	9,501
Cash and short-term investments	4,413	4,128
Other assets (1)	12,952	12,182
Total assets	$56,669	$53,907

Consolidated obligations	$52,869	$50,269
Mandatorily redeemable capital stock	167	170
Other liabilities	1,096	1,032
Total liabilities	54,132	51,471
Capital stock, Class B putable	1,554	1,493
Retained earnings (2)	903	887
Accumulated other comprehensive income	80	56
Total capital	2,537	2,436
Total liabilities and capital	$56,669	$53,907

Total regulatory capital (3)	$2,624	$2,550

(1)	Includes held-to-maturity securities and available-for-sale securities.

(2)	Includes restricted retained earnings at March 31, 2017 and 2016 of $158 million and $152 million, respectively.

(3)	Consists of total capital less accumulated other comprehensive income plus MRCS.

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects FHLBI's current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. FHLBI undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by the Bank with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

###

Building Partnerships. Serving Communities.
The Federal Home Loan Bank of Indianapolis (FHLBI) is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, savings institutions and CDFIs. For more information about FHLBI, visit www.fhlbi.com.

4